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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FSA HOLDINGS FIRST QUARTER 2008 RESULTS

STRONG FIRST QUARTER PRODUCTION DRIVEN BY U.S. MUNICIPAL ORIGINATIONS

FIRST-QUARTER NET LOSS OF $422 MILLION REFLECTS UNREALIZED NEGATIVE
FAIR-VALUE ADJUSTMENTS AND PROVISIONS FOR HELOC AND
CLOSED-END SECOND-LIEN RMBS

        New York, New York, May 14, 2008—Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced a net loss of $421.6 million for the first quarter of 2008 due primarily to after-tax unrealized negative fair-value adjustments of $317.9 million for credit derivatives in the insured portfolio and after-tax loss expense of $195.3 million related to second-lien residential mortgage backed securities (RMBS). Credit derivatives in the insured portfolio consist mainly of credit default swaps (CDS) on pooled corporate risk. FSA's total insured CDS portfolio was 90.5% Triple-A or Super Triple-A, 8.2% Double-A, 0.3% Single-A or Triple-B and only 1.0% below investment grade at March 31, 2008.

        Non-GAAP operating earnings, which exclude fair-value adjustments considered to be non-economic, were negative $99.0 million for the first quarter of 2008, compared with positive $95.0 million for the first quarter of 2007. The decline in operating earnings was driven primarily by increased estimated losses on insured second-lien RMBS—primarily issues backed by home equity lines of credit (HELOCs) and Alt-A (i.e., near-prime) closed-end second-lien (CES) mortgage loans. Excluding loss expense, the Company would have reported strong operating earnings generally in line with those of recent quarters. Earned premiums, realized gains on credit derivatives (i.e., premiums for insuring credit derivatives, formerly included in earned premiums) and net investment income all increased.

        See "Analysis of Financial Results—Operating Earnings" below for the recently modified definition of operating earnings and a reconciliation of operating earnings to net income. See "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" below for an explanation of the newly adopted presentation of credit derivative fees.

        Present value (PV) originations, a non-GAAP measure of new business production, totaled $281.9 million for the first quarter of 2008, 42.7% higher than for last year's first quarter.

        Shareholders' equity (book value) was $44.4 million under U.S. generally accepted accounting principles (GAAP) at March 31, 2008. Book value decreased by $1.5 billion, driven primarily by $1.5 billion of negative unrealized fair-value adjustments recorded in other comprehensive income for the Company's Financial Products (FP) Investment Portfolio. Book value also reflects the previously disclosed $500 million capital contribution to the Company by its parent in February 2008.

        Non-GAAP adjusted book value (ABV) was $5.0 billion at March 31, 2008. Over the past 12 months, ABV grew 14.0% excluding the effects of dividends and capital contributions during the past 12 months.

Management believes that growth in ABV excluding such effects indicates the organic growth in economic value of the enterprise. See "Non-GAAP Measures" below for a discussion of ABV and a reconciliation to U.S. GAAP shareholders' equity.

        Commenting on the financial results, Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: "FSA's originations got off to a good start in the first quarter, primarily due to exceptionally strong production in the U.S. municipal market, where investors have expressed a decided preference for FSA-insured transactions. Though market liquidity continued to limit the volume of executed transactions in the structured finance markets, we found a number of opportunities to guarantee high-quality and attractively priced securities in the international public infrastructure and asset-backed sectors.

        "While our business originations produced strong results, we are disappointed to report additions to case reserves for projected losses across a limited number of HELOCs and CES, both of which are forms of second-lien mortgage securitizations. Since the beginning of 2008, these transactions have experienced much higher default rates than ever observed in the past. Taking into account the higher monthly charge-offs and growing delinquencies, we have constructed our reserves to anticipate the continuation of this adverse environment through the remainder of 2008 and into 2009. At present, we believe losses will be confined to these second-mortgage products, as our first-mortgage RMBS exposures are generally performing within structural tolerances. We have no material exposure to collateralized debt obligations of asset-backed securities (CDOs of ABS), where high concentrations of subordinated interests in RMBS collateral have been downgraded dramatically in recent months.

        "We have reviewed the projected losses and first-quarter financial results with Fitch, Moody's and S&P. We remain Triple-A, with a stable outlook, by all of these rating agencies.

        "While unrealized negative mark-to-market adjustments increased significantly this quarter, they are mainly due to liquidity dislocations rather than credit impairment and are not currently indicative of economic loss. We have repeatedly said that given our ability and intent to hold these risks until maturity, decreases or increases to income due to marks should reverse to zero when the exposure matures, adjusted only by any actual economic loss. While we do not view the marks as economically significant, I would note that we are beginning to see spread tightening in various CDS indices that suggests these marks are beginning to move in a positive direction."

        Discussing the firm's outlook, Mr. Cochran said: "While the current weak economic environment and capital market dislocation may reduce our opportunities in structured finance sectors, we believe that we will continue to play a strong role in municipal and public infrastructure finance markets. In fact, at mid-point of the second quarter of 2008, primary-market U.S. municipal PV premiums are already ahead of first-quarter production.

        "Across all of our markets, the return to a more credit-sensitive environment can be expected to bring greater investor recognition of our value proposition, which goes beyond Triple-A protection in the event of default, to include our role in analyzing and structuring transactions, as well as the surveillance and remediation we provide."

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

(in millions)

	Three Months Ended March 31,
	2008	2007
Gross par insured	$20,474.7	29,721.0
Gross PV originations [1]	281.9	197.5

[1]
For definition and discussion, see "Non-GAAP Measures" below.

        Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year. Some of the amounts shown for the first quarter of 2007 differ from those originally reported for that period because of subsequent reclassifications, primarily to reflect the underlying exposure of transactions previously wrapped by other monoline financial guarantors.

PUBLIC FINANCE ORIGINATIONS

(in millions)

	Three Months Ended March 31,
	2008	2007
United States:
Gross par insured	$18,358.2	$14,264.3
Gross PV financial guaranty originations[1]	196.6	74.0
International:
Gross par insured	$499.1	$1,220.4
Gross PV financial guaranty originations	18.0	28.8

[1]
Consists of PV premiums originated and PV credit derivative fees originated. For definition and discussion, see "Non-GAAP Measures" below. For a reconciliation of PV financial guaranty originations to gross premiums written, see "Analysis of Financial Results—Premiums" below. For the new financial statement presentation relating to credit derivative fees, see "Analysis of Financial Results—Premiums and Credit Derivative Fees" below.

        First-quarter 2008 estimated U.S. municipal market volume of $84.9 billion was 21% lower than in the first quarter of 2007 due to widening credit spreads and the sharp decline in liquidity in the auction rate securities market. Insurance penetration was approximately 26%, compared with 51% in the first quarter of 2007, largely because of concerns related to the ratings outlook for a number of monoline industry players.

        FSA insured approximately 64% of the par amount of insured new U.S. municipal bond issues sold through March 31, significantly higher than FSA's typical market share in recent years, which has been approximately 25%.

        In U.S. public finance, FSA increased its par originated by 28.7% and PV financial guaranty originations by 165.7%, reflecting the market's strong preference for FSA-insured bonds. More than 98% of the municipal bonds FSA insured during the quarter had underlying credit quality of Single-A or higher.

        In the international public finance markets, where the liquidity crunch has caused a general decline in activity and wider credit spreads, FSA's par originated decreased 59.1% in the first quarter and PV financial guaranty originations decreased 37.6%. FSA guaranteed the only insured infrastructure bonds issued in Europe during the first quarter, a £119 million acquisition financing by Belfast Gas Transmission Financing plc. FSA was also active in the secondary sterling utility market. The Company would expect to increase its activity in this sector as the markets normalize.

ASSET-BACKED ORIGINATIONS

(in millions)

	Three Months Ended March 31,
	2008	2007
United States:
Gross par insured	$1,148.7	12,153.6
Gross PV financial guaranty originations	46.6	53.8
International:
Gross par insured	468.7	2,082.7
Gross PV financial guaranty originations	20.3	14.1

        In the first quarter, FSA's U.S. asset-backed production decreased 90.5% in par originated and 13.4% in PV financial guaranty originations. Relatively few new funded asset-backed securities were issued in the quarter due to market illiquidity. Exercising caution in light of the current credit environment, FSA focused on Super Triple-A pooled corporate credit default swaps, where it continued to find attractive opportunities based on wide credit spreads. It also insured one Triple-A residential mortgage transaction with a high level of underlying credit protection.

        Outside the United States, FSA's asset-backed par originated decreased 77.5% for the first quarter, while PV financial guaranty originations increased 43.6%. As in the U.S., originations were concentrated in the Super Triple-A CDS sector, and PV financial guaranty originations rose despite the decline in par originated primarily because of spread widening.

FINANCIAL PRODUCTS ORIGINATIONS

(in millions)

	Three Months Ended March 31,
	2008	2007
Gross PV NIM originated	$0.4	26.8

        In the financial products (FP) segment, the present value of net interest margin originated (PV NIM originated) decreased 98.4% for the first quarter. The Company had fewer opportunities to issue new guaranteed investment contracts (GICs) due to the curtailment of the credit-linked note market, which provided opportunities with attractive deposit terms in previous periods, and the slow start in the U.S. municipal bond market. At the same time, it continued to limit new asset acquisitions in order to build liquidity in response to volatile market conditions.

ANALYSIS OF FINANCIAL RESULTS

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF FSA'S INSURED CREDIT DEFAULT SWAPS. Under U.S. GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. However, absent any claims under the guaranty, any decreases or increases to income due to marks will sum to zero by the time of each contract's maturity.

        FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as Triple-A-rated collateralized loan obligations or Triple-A-rated insured infrastructure financings. In either case, the terms of the insured CDS contract are similar to those of FSA's financial guaranty policy in that claims, if any, are paid over time and no collateral is posted to secure FSA's obligations under the CDS. At March 31, 2008, FSA's insured CDS portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $82.2 billion, representing approximately one-fifth of total insured net par outstanding.

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF THE COMPANY'S FINANCIAL PRODUCTS BUSINESS. The FP Group, whose primary business is the issuance of GICs, raises low-cost funds that are invested primarily in high-quality, liquid asset-backed obligations with the goal of earning an attractive and sustainable net interest margin.

        The FP Investment Portfolio backing GICs is marked to market under U.S. GAAP, with unrealized gains or losses generally classified as accumulated other comprehensive income, part of the Company's equity balance. The Financial Products group has the ability and the intent to hold its assets to their maturities, and therefore, absent a credit event, marks should sum to zero when assets mature. Given the large size of the FP Investment Portfolio ($15.0 billion carrying value), even a small price change can have a material impact on aggregate market value.

        The FP Portfolio is managed to minimize interest rate and convexity risk by generally matching the asset and liability portfolios on a floating to floating basis, to minimize credit risk through investments in high-quality securities and to limit liquidity risk. As of March 31, 2008, approximately 67.4% of the investment portfolio was invested in non-agency RMBS, 88.0% of which were rated Triple-A, with 7.0% rated Double-A, 4.0% rated Single-A and 1.0% rated Triple-B. Although some of these assets may be downgraded in the future, management believes that, based on current information, asset performance does not indicate economic loss.

        GAAP EQUITY. GAAP equity decreased by $1.5 billion since December 31, 2007, principally due to $1,533.1 million of negative unrealized fair-value adjustments on available-for-sale assets (primarily RMBS) held in the FP Investment Portfolio, which were recorded in other comprehensive income. The decline also reflected the negative unrealized fair-value adjustments for credit derivatives in the insured portfolio and the charges to increase reserves for HELOC and Alt-A CES transactions. Partially offsetting these reductions in equity was the $500 million capital contribution by Dexia. Unrealized portfolio gains and losses and CDS fair-value adjustments did not affect insurance company statutory equity or claims-paying resources, and rating agencies generally do not take these unrealized gains or losses into account in evaluating FSA's capital adequacy.

        RESERVES. During the quarter, the Company increased its estimated projected net losses for eight HELOC transactions, with an aggregate net par outstanding of $4.5 billion, from $65.0 million to $333.1 million and established an $86.9 million net case reserve for four Alt-A CES, with an aggregate net par of $784.9 million. This $355.0 million increase in loss projections was accounted for by a transfer from the non-specific reserve to case reserves of $53.7 million (with no effect on income) and a pre-tax loss expense of $300.4 million, or $195.3 million after-tax.

        Through March 31, 2008, the Company had paid a total of $104.2 million in net claims for HELOC transactions, of which $56.6 million was paid in the first quarter. No claims had been paid on Alt-A CES through March 31, 2008, and most will not be due for over 20 years. After claim payments, the HELOC net case reserve at March 31 was $228.8 million.

        At March 31, 2008, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $401.1 million, compared with $198.1 million at December 31, 2007.

        OPERATING EARNINGS. The Company defines operating earnings as net income excluding the effects of fair-value adjustments considered to be non-economic and including International Financial Reporting Standards (IFRS) amounts where different from U.S. GAAP. The IFRS adjustments are being applied for the first time in 2008 because it is the accounting standard used by FSA's parent company Dexia S.A. (Dexia) and is the basis on which all of FSA's compensation plans are referenced in 2008 and forward. All compensation performance cycles that were linked to operating earnings under the previous, non-IFRS definition have now expired. Additionally, the Company has revised its definition of operating earnings to eliminate non-economic fair-value adjustments arising from new accounting standards implemented in the first quarter of 2008.

        The fair-value adjustments excluded from operating earnings are itemized below.

  •
  Fair-value adjustments for instruments with economically hedged risks. These include adjustments related to hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). (Any residual hedge ineffectiveness remains in operating earnings.) These also include adjustments related to non-economic changes in fair value related to the trading portfolio, such as the effect of changes in credit spreads.

  •
  Fair-value adjustments for credit derivatives in the insured portfolio, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155). These contracts include FSA-insured CDS, insured swaps in certain public finance obligations and insured net interest margin (NIM) securitizations. In the event of a credit impairment, operating earnings would include the present value of estimated economic losses.

  •
  Impairment charges on investments, other than the present value of estimated economic losses.

  •
  Fair-value adjustments attributable to the Company's own credit risk, such as debt valuation adjustments on FP segment debt for which the fair-value option was elected and fair-value adjustments on the Company's committed preferred trust capital facility.

        In 2008, the Company elected the fair value option for certain FP Segment fixed rate liability contracts. To the extent hedge accounting was applied previously, it was discontinued beginning in 2008. In addition, the Company commenced hedge accounting on selected fixed rate investments in the FP Segment Investment Portfolio. The election of the fair value option and the changes in designations of hedging relationships had no effect on operating earnings but does affect net income and the classification of fair-value adjustments in the financial statements.

        The table below reconciles net income to operating earnings for all periods presented in order to provide comparable results period over period.

NET INCOME (LOSS) AND RECONCILIATION TO
NON-GAAP OPERATING EARNINGS (LOSSES) [1]

(in millions)

	Three Months Ended March 31,
	2008	2007
Net income (loss)	$(421.6)	$85.2
After-tax adjustments:
Less fair-value adjustments for instruments with economically hedged risks	(59.0)	0.0
Less fair-value adjustments for credit derivatives in insured portfolio	(317.9)	(8.6)
Less fair-value adjustments attributable to the Company's own credit risk	51.6	—

Subtotal	(96.3)	93.8
IFRS adjustments	(2.7)	1.2

Operating earnings (losses)	$(99.0)	$95.0

[1]
See "Non-GAAP Measures" below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

        PREMIUMS AND REALIZED GAINS ON CREDIT DERIVATIVES. In consultation with the Securities and Exchange Commission staff, members of the financial guaranty industry have reclassified credit derivative items into two captions: "Realized gains and other settlements from credit derivative contracts" and "Unrealized gains (losses) on credit derivatives." In prior years, the Company recorded all credit derivative fees as premiums earned or premiums written, regardless of whether they qualified as derivatives under SFAS 133. The prior-year results have been reclassified to conform to the current-year presentation. The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV financial guaranty originations, a non-GAAP measure that management uses to evaluate current financial guaranty business production. PV financial guaranty originations includes PV premiums originated and PV credit derivative fees originated and excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS AND CREDIT
DERIVATIVE FEES ORIGINATED

(in millions)

	Three Months Ended March 31,
	2008	2007
Gross premiums written	$242.1	$124.4
Gross installment premiums received	(35.1)	(36.9)

Gross upfront premiums originated	207.0	87.5
Gross PV estimated installment premiums originated	11.7	25.4

Gross PV premiums originated	$218.7	$112.9
Gross PV credit derivative fees originated	62.8	57.8

Gross PV financial guaranty originations	$281.5	$170.7

        The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(in millions)

	Three Months Ended March 31,
	2008	2007
Net premiums written	$195.4	$78.7
Net premiums earned	72.9	76.8
Net premiums earned excluding effect of refundings and accelerations	66.5	61.8
Realized gains and other settlements from credit derivative contracts	34.7	22.2

        For the first quarter, gross premiums written increased 94.6%, and net premiums written increased 148.3%, both reflecting increases in public finance.

        Excluding premiums from refundings and accelerations, first-quarter net premiums earned increased 7.6%, reflecting an increase in both public finance and asset-backed earned premiums. Premiums earned from refundings and accelerations decreased to $6.4 million in the first quarter of 2008, compared with $15.0 million in the first quarter of 2007.

        FP SEGMENT NET INTEREST MARGIN. FP Segment NIM decreased to $16.1 million for the first quarter of 2008 from $24.6 million for the first quarter of 2007, driven primarily by interest rates resetting to lower levels sooner for assets than for funding liabilities, lower interest income due to increased liquidity balances, and realized gains taken in the first quarter of 2007. FP Segment NIM is a non-GAAP measure defined as the net interest margin from the FP segment excluding fair-value adjustments for economic hedges.

        GENERAL INVESTMENT PORTFOLIO. First-quarter net investment income increased to $64.8 million from $57.7 million a year ago. The increase primarily reflects higher invested balances in the investment portfolio resulting from high origination activity and the mid-quarter capital contribution. The Company's year-to-date effective tax rate on investment income (excluding the effects of realized gains and losses, the FP Segment and assets acquired in refinancing transactions) was 13.0% in 2008, versus 12.2% for last year's comparable period.

        EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS

(in millions)

	Three Months Ended March 31,
	2008	2007
Other operating expenses and amortization of deferred policy acquisition costs(1)	$35.7	$46.2
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	44.7	44.0

(1)
Includes expenses related to the Company's DCP and SERP obligations, which increase or decrease based on changes in the market value of related investments. Such obligations are largely economically defeased by holding related assets for which fair-value changes appear as a component of other income.

        Excluding DCP and SERP obligations, first-quarter other operating expenses and amortization of policy acquisition costs increased by $0.7 million, or 1.6%. This increase resulted primarily from a lower overall deferral rate. Compensation expenses declined.

NON-GAAP MEASURES

        To more accurately reflect how the Company's management evaluates the Company's operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

        Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV credit derivative fees originated, PV financial guaranty originations, PV NIM originated, PV originations, ABV and FP segment NIM. In the tables above, operating earnings is reconciled to net income, and PV financial guaranty originations is reconciled to gross premiums written.

        The Company employs PV originations to describe the present value of all the Company's originations in a given period. PV originations are estimated by the Company for business originated in the period as the sum of:

  •
  PV financial guaranty originations, defined as (1) PV premiums originated, which consist of estimated future installment premiums discounted to their present value and upfront premiums, plus (2) PV credit derivative fees originated (see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" above).

  •
  PV NIM originated in the financial products segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

        Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.92% for 2008 originations and 4.86% for 2007 originations. PV premiums originated, PV credit derivative fees originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

        PV financial guaranty originations is a measure of gross origination activity and does not reflect cessions to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

        PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period, adjusted for management's estimate of transaction and hedging costs.

        Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums, credit derivative fees and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia S.A., in order to better align the interests of employees with the interests of Dexia S.A., whose accounts are maintained under IFRS. The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and fair-value adjustments. ABV is reconciled to book value in the table that follows.

RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO
ADJUSTED BOOK VALUE

(in millions)

	March 31, 2008	December 31, 2007
Shareholders' Equity (Book Value)—U.S. GAAP	$44.4	$1,577.8
After-tax adjustments:
Plus net unearned financial guaranty revenues	1,240.3	1,162.4
Plus PV outstanding(1)	875.9	857.8
Less net deferred acquisition costs	225.2	226.1
Less fair-value gains (losses) for credit derivatives in insured portfolio	(651.0)	(359.7)
Less fair-value adjustments attributable to the Company's own credit risk	80.9	—
Less fair value of gains (losses) for instruments with economically hedged risks	(59.5)	84.9
Less unrealized gains (losses) on investments	(2,396.2)	(848.4)

Subtotal	4,961.2	4,495.1
IFRS Adjustments	1.7	0.2

Adjusted Book Value	4,962.9	$4,495.3

(1)
PV outstanding includes the after-tax present value of future earnings from premiums, credit derivative fees, FP net interest margin and ceding commissions. The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 4.92% for 2008 and 4.86% for 2007.

        This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(dollars in thousands)

	March 31, 2008	December 31, 2007
Contingency Reserve	$1,182,614	$1,094,352
Surplus to Policyholders	1,830,258	1,608,768

Qualified Statutory Capital	3,012,872	2,703,120
Net Unearned Premium Reserve	2,419,502	2,274,577
Loss and Loss Adjustment Expense Reserve	354,851	98,079

Qualified Statutory Capital and Reserves	5,787,225	5,075,776
Net Present Value of Installment Premiums	1,146,100	1,113,051
Third-Party Capital Support(1)	550,000	550,000

Total Claims-Paying Resources(2)	$7,483,325	$6,738,827

Net Insurance in Force (principal & interest)	$639,904,551	$623,157,997
Capital Ratio(3)	212:1	231:1
Claims-Paying Ratio(4)	86:1	92:1

(1)
Standby line of credit facility and money market committed preferred trust securities.

(2)
Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)
Capital ratio is net insurance in force divided by qualified statutory capital.

(4)
Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

        The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. Also, a presentation entitled "First Quarter 2008 Results and Business Profile," dated May 14, 2008 and posted to the Analyst Communications/Presentations page of the website, provides additional detail about the Company's portfolio quality and mark-to-market accounting.

FORWARD-LOOKING STATEMENTS

        The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

  •
  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

  •
  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

  •
  expected losses on, and adequacy of loss reserves for, insured transactions.

        Words such as "believes," "anticipates," "expects," "intends" and "plans" and future and conditional verbs such as "will," "should," "would," "could" and "may" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

  •
  the risks discussed in the Company's Annual Report on Form 10-K under "Item 1A. Risk Factors";

  •
  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

  •
  competitive forces, including the conduct of other financial guaranty insurers;

  •
  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

  •
  impairments to assets in the FP Investment Portfolio proving to be "other-that-temporary" rather than temporary, resulting in reductions in net income;

  •
  changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company's reported financial results;

  •
  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;

  •
  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

  •
  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

  •
  downgrade or default of one or more of FSA's reinsurers;

  •
  market conditions, including the credit quality and market pricing of securities issued;

  •
  capacity limitations that may impair investor appetite for FSA-insured obligations;

  •
  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

  •
  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

  •
  other factors, most of which are beyond the Company's control.

        The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Rating and Investment Information, Inc. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Contact:	Betsy Castenir, Press Relations, (212) 339-3424 Tom Vogel, Press Relations, (212) 339-0862 Robert Tucker, Investor Relations, (212) 339-0861

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2008	2007
REVENUES
Net premiums written	$195,382	$78,681

Net premiums earned	$72,905	$76,773
Net investment income from general investment portfolio	64,846	57,709
Net realized gains (losses) from general investment portfolio	160	(155)
Change in fair value of credit derivatives:
Realized gains (losses) and other settlements	34,688	22,239
Net unrealized gains (losses)	(489,134)	(13,206)

Net change in fair value of credit derivatives	(454,446)	9,033
Net interest income from financial products segment	208,764	250,791
Net realized gains (losses) from financial products segment	—	534
Net realized and unrealized gains (losses) on derivative instruments	430,766	31,577
Net unrealized gains (losses) on financial instruments at fair value	(424,642)	(3,113)
Income from assets acquired in refinancing transactions	3,722	5,852
Other income	(504)	5,828

TOTAL REVENUES	(98,429)	434,829

EXPENSES
Losses and loss adjustment expenses	300,429	4,390
Interest expense	11,584	11,584
Amortization of deferred acquisition costs	15,829	15,951
Foreign exchange (gains) losses from financial products segment	—	17,504
Net interest expense from financial products segment	239,267	241,683
Other operating expenses	19,854	30,262

TOTAL EXPENSES	586,963	321,374

INCOME (LOSS) BEFORE INCOME TAXES	(685,392)	113,455
Provision (benefit) for income taxes	(263,816)	28,259

NET INCOME (LOSS)	(421,576)	85,196

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period	(1,547,544)	(22,914)
Less: reclassification adjustment for gains (losses) included in net income (loss)	1,604	610

Other comprehensive income (loss)	(1,549,148)	(23,524)

COMPREHENSIVE INCOME (LOSS)	$(1,970,724)	$61,672

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
General investment portfolio:
Bonds at fair value	$5,468,063	$5,054,664
Equity securities at fair value	38,241	39,869
Short-term investments	177,899	97,366
Financial products segment investment portfolio:
Bonds at fair value	14,356,547	16,936,058
Short-term investments	1,513,631	1,927,347
Trading portfolio at fair value	287,625	349,822
Assets acquired in refinancing transactions	213,464	229,264

Total investment portfolio	22,055,470	24,634,390
Cash	44,994	26,551
Deferred acquisition costs	346,456	347,870
Prepaid reinsurance premiums	1,129,211	1,119,565
Reinsurance recoverable on unpaid losses	125,178	76,478
Deferred tax asset	1,453,829	412,170
Other assets	2,048,000	1,714,456

TOTAL ASSETS	$27,203,138	$28,331,480

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$3,002,687	$2,870,648
Losses and loss adjustment expenses	526,301	274,556
Financial products segment debt	20,888,930	21,400,207
Notes payable	730,000	730,000
Other liabilities and minority interest	2,010,862	1,478,255

TOTAL LIABILITIES AND MINORITY INTEREST	27,158,780	26,753,666

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital	1,409,800	909,800
Accumulated other comprehensive income (loss)	(2,349,062)	(799,914)
Accumulated earnings	983,285	1,467,593
Deferred equity compensation	19,714	19,663
Less treasury stock at cost	(19,714)	(19,663)

TOTAL SHAREHOLDERS' EQUITY	44,358	1,577,814

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$27,203,138	$28,331,480

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

QuickLinks

  Exhibit 99.1
TOTAL ORIGINATIONS (in millions)
PUBLIC FINANCE ORIGINATIONS (in millions)
ASSET-BACKED ORIGINATIONS (in millions)
FINANCIAL PRODUCTS ORIGINATIONS (in millions)
NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS (LOSSES) [1] (in millions)
RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS AND CREDIT DERIVATIVE FEES ORIGINATED (in millions)
NET EARNED AND WRITTEN PREMIUMS (in millions)
EXPENSES AND POLICY ACQUISITION COSTS
(in millions)
RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO ADJUSTED BOOK VALUE
(in millions)
CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Balance Sheets (unaudited) (in thousands)